As filed with the Securities and Exchange Commission on November 22, 2023

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

GENIE ENERGY LTD.

(Exact name of registrant as specified in its charter)

Delaware	45-2069276
(State of Incorporation)	(I.R.S. Employer Identification No.)

520 Broad Street

Newark, New Jersey 07102

(973) 438-3500

(Address of Principal Executive Offices, Including Zip Code and Telephone Number)

Genie Energy Ltd. 2021 Stock Option and Incentive Plan, as Amended and Restated

(Full Title of the Plan)

Michael Stein

Chief Executive Officer

Genie Energy Ltd.

520 Broad Street

Newark, New Jersey 07102

(973) 438-3500

(Name, Address, including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Dov T. Schwell, Esq.

Schwell Wimpfheimer & Associates LLP

37 West 39th Street, Suite 505

New York, NY 10018

(646) 328-0795

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a small reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “small reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☑
Non-accelerated filer	☐	Smaller reporting company	☑
Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

Explanatory Note

This Registration Statement is being filed by Genie Energy Ltd. (the “Registrant”) to register 528,303 shares of its Class B common stock, $0.01 par value per share (the “Class B Common Stock”), of which 500,00 shares of Class B Common Stock were added to the Genie Energy Ltd. 2021 Stock Option and Incentive Plan, as amended and restated (the “SOP”) and 28,303 shares were previously issued as restricted shares pursuant to awards that were forfeited prior to vesting and will be issuable to eligible individuals under the Registrant’s SOP, for which a registration statement of the Registrant on Form S-8 (File No. 333-262602) is effective.

PART I

SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be sent or given to participants in the SOP as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents need not be filed with the Commission, either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in the registration statement pursuant to Item 3 of Part II of this Form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. See Securities Act Rule 428(a)(1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents By Reference.

The following documents filed with the Securities and Exchange Commission (the “Commission”) by the Registrant, pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference in this Registration Statement:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the Commission on March 15, 2023;

(b)	The Registrant’s Quarterly Reports on Form 10-Q (i) for the quarter ended March 31, 2023, filed with the Commission on May 9, 2023, (ii) for the quarter ended June 30, 2023, filed with the Commission on August 8, 2023, and (iii) for the quarter ended September 30, 2023 filed with the Commission on November 8, 2023;

(c)	The Registrant’s Current Reports on Form 8-K filed with the Commission on January 12, 2023, February 9, 2023, March 13, 2023, March 23, 2023, April 17, 2023, May 8, 2023, May 16, 2023, June 7, 2023, June 20, 2023, August 7, 2023, November 6, 2023 and November 17, 2023; and

(d)	The description of the Class B Common Stock, par value $0.01 per share, of the Registrant set forth in the Registrant’s Registration Statement filed on Form S-3, filed with the Commission on February 5, 2018 including any amendment or report filed for the purpose of updating such information and contained in Exhibit 4.2 to our Annual Report on 10-K filed with the Commission on March 15, 2023, including any amendment or report filed for the purpose of updating such information.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

Not applicable.

Item 5.   Interests of Named Experts and Counsel.

Certain legal matters with respect to the Class B Common Stock have been passed on by the law firm of Schwell Wimpfheimer and Associates LLP (the “Firm”). A partner of the Firm is the beneficial owner of an aggregate of 3,499 shares of Class B Common Stock.

Item 6.    Indemnification of Directors and Officers.

The Registrant’s Certificate of Incorporation provides that, no director shall be personally liable to the Registrant or any of its stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability (i) for breach of the director’s duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit  and that any alteration, amendment or repeal of this section by the stockholders of the Registrant shall not adversely affect any right or protection of a director of the Registrant existing at the time of such alteration, amendment or repeal with respect to acts or omissions occurring prior to such alteration, amendment or repeal.

The Registrant’s By-Laws provide that the Registrant shall indemnify and hold harmless, to the fullest extent permitted by the DGCL, any person against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred in connection with any threatened, pending or completed legal proceedings in which such person is involved by reason of the fact that he is or was a director, officer, employee or agent of the Registrant (or serving in any such capacity with another business organization at the request of the Registrant); provided, however, that except as to actions to enforce indemnification rights, the Registrant shall indemnify such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if the proceeding (or part thereof) was authorized by the Board of Directors of the Registrant.

Item 7.    Exemption from Registration Claimed.

 Not applicable.

Item 8.    Exhibits.

Exhibit No.	Description

4.1	Genie Energy Ltd. 2021 Stock Option and Incentive Plan, as amended and restated (incorporated by reference to Exhibit A of the Registrant’s Definitive Proxy Statement, filed with the Commission on April 3, 2023).

*5.1	Legal Opinion of Schwell Wimpfheimer and Associates LLP.

*23.1	Consent of Schwell Wimpfheimer and Associates LLP (included in Exhibit 5.1 hereto).

*23.2	Consent of Zwick CPA, PLLC (Formerly known as Zwick & Banyai, PLLC), Independent Registered Public Accounting Firm.

*23.3	Consent of BDO USA, P.C., Independent Registered Public Accounting Firm.

24.1	Power of Attorney (included in the Signature Pages to this Registration Statement).

*107	Filing Fee Table

*	Filed herewith

Item 9.    Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) will not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newark, State of New Jersey, on November 22, 2023.

Genie Energy Ltd.

By:	/s/ Michael Stein
Michael Stein
Chief Executive Officer

The undersigned directors and officers hereby constitute and appoint Michael Stein, with full power to act and with full power of substitution and resubstitution, our true and lawful attorney-in-fact with full power to execute in our name in the capacities indicated any and all amendments (including post-effective amendments) to this Registration Statement and to sign any and all additional registration statements relating to the same offering of securities as this Form S-8 that are filed pursuant to the requirements of the Securities Act of 1933, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission and hereby ratify and confirm that all such attorneys-in fact, or either of them, or their substitutes shall lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Form S-8 Registration Statement has been signed by the following persons in the capacities indicated as of November 22, 2023.

Signature	Titles

/s/ Michael Stein	Chief Executive Officer
Michael Stein	(Principal Executive Officer)

/s/ Avi Goldin	Chief Financial Officer
Avi Goldin	(Principal Financial Officer and Principal Accounting Officer)

/s/ Howard S. Jonas	Chairman of the Board
Howard S. Jonas

/s/ Joyce Mason
Joyce Mason	Director

/s/ W. Wesley Perry
W. Wesley Perry	Director

/s/ Alan Rosenthal
Alan Rosenthal	Director

/s/ Allan Sass
Allan Sass	Director

EXHIBIT INDEX

Exhibit No.	Description

4.1	Genie Energy Ltd. 2021 Stock Option and Incentive Plan, as amended and restated (incorporated by reference to Exhibit A of the Registrant’s Definitive Proxy Statement, filed with the Commission on April 3, 2023).

*5.1	Legal Opinion of Schwell Wimpfheimer and Associates LLP.

*23.1	Consent of Schwell Wimpfheimer and Associates LLP (included in Exhibit 5.1 hereto).

*23.2	Consent of Zwick CPA, PLLC (Formerly known as Zwick & Banyai, PLLC), Independent Registered Public Accounting Firm.

*23.3	Consent of BDO USA, P.C., Independent Registered Public Accounting Firm.

24.1	Power of Attorney (included in the Signature Pages to this Registration Statement).

*107	Filing Fee Table

*	Filed herewith